EXHIBIT 99

BUCYRUS INTERNATIONAL, INC.
ANNOUNCES SUMMARY UNAUDITED RESULTS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2006

          South Milwaukee, Wisconsin – February 15, 2007 - Bucyrus International, Inc. today announced its summary unaudited results for the three and twelve months ended December 31, 2006. The following includes the summary unaudited results for these periods. References to “Bucyrus” and the “Company” refer to Bucyrus International, Inc. and its consolidated subsidiaries.

	For the three months ended December 31,		For the twelve months ended December 31,

Dollars in thousands, except per share amounts	2006	2005	2006	2005

Consolidated Statements of Earnings
Sales	$205,613	$172,126	$738,050	$575,042
Cost of products sold	154,539	131,143	551,275	437,611

Gross profit	51,074	40,983	186,775	137,431
Selling, general and administrative expenses	20,872	15,977	73,138	54,354
Research and development expenses	3,506	2,832	10,661	7,225
Amortization of intangible assets	445	449	1,792	1,801

Operating earnings	26,251	21,725	101,184	74,051

Interest expense	1,643	1,225	3,693	4,865
Other expense - net	15	31	217	269

Earnings before income taxes	24,593	20,469	97,274	68,917

Income tax expense (benefit)	7,049	(964)	26,930	15,358

Net earnings	$17,544	$21,433	$70,344	$53,559

Net earnings per share (2):
Basic:
Net earnings per share	$.56	$.70	$2.25	$1.76

Weighted average shares	31,291,072	30,730,554	31,264,580	30,483,453

Diluted:
Net earnings per share	$.56	$.69	$2.23	$1.71

Weighted average shares	31,518,024	31,284,657	31,539,761	31,246,137

Other Financial Data
EBITDA (1)	$30,186	$25,134	$116,023	$87,582
Non-cash stock compensation expense	1,477	45	4,284	180
Severance	131	197	1,443	521
Loss on sale of fixed assets	104	182	140	273

(1)

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA, a measure used by management to measure liquidity and performance, is reconciled to net earnings and net cash provided by operating activities in the following table. The Company’s management believes EBITDA is useful to the investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net earnings as an indicator of operating performance or to net cash provided by (used in) operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the Company’s debt instruments. The definition of EBITDA used in the Company’s debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and the Company’s ability to engage in certain activities such as incurring additional debt and making certain payments.

(2)	Adjusted for three-for-two stock split effective as of March 29, 2006.

	For the three months ended December 31,		For the twelve months ended December 31,

Dollars in thousands	2006	2005	2006	2005

EBITDA Reconciliation
Net earnings	$17,544	$21,433	$70,344	$53,559
Interest income	(248)	(190)	(663)	(669)
Interest expense	1,643	1,225	3,693	4,865
Income tax expense (benefit)	7,049	(964)	26,930	15,358
Depreciation	3,486	2,926	12,892	11,681
Amortization	712	704	2,827	2,788

EBITDA	30,186	25,134	116,023	87,582

Changes in assets and liabilities	8,952	11,649	(39,557)	(18,123)
Non-cash stock compensation expense	1,477	45	4,284	180
Loss on sale of fixed assets	104	182	140	273
Interest income	248	190	663	669
Interest expense	(1,643)	(1,225)	(3,693)	(4,865)
Income tax (expense) benefit	(7,049)	964	(26,930)	(15,358)

Net cash provided by operating activities	$32,275	$36,939	$50,930	$50,358

Dollars in thousands	December 31, 2006	December 31, 2005

Consolidated Balance Sheets
Assets
Cash and cash equivalents	$9,575	$12,451
Receivables-net	162,535	155,547
Inventories	173,223	133,476
Deferred income taxes	11,725	18,363
Prepaid expenses and other	16,408	6,982

Total current assets	373,466	326,819

Goodwill	47,306	47,306
Intangible assets-net	28,097	34,565
Deferred income taxes	16,117	10,355
Other assets	7,523	8,767

Total other assets	99,043	100,993

Property, plant and equipment - net	125,149	64,155

Total assets	$597,658	$491,967

Liabilities and Common Stockholders' Investment
Accounts payable and accrued expenses	$124,670	$106,747
Liabilities to customers on uncompleted contracts and warranties	32,233	35,239
Income taxes	9,978	11,943
Current maturities of long-term debt and other short-term obligations	331	1,339

Total current liabilities	167,212	155,268

Dollars in thousands	December 31, 2006	December 31, 2005

Postretirement benefits	17,313	14,257
Pension and other	34,871	34,567

Total other liabilities	52,184	48,824

Long-term debt	82,266	66,975

Common stockholders’ investment	295,996	220,900

Total liabilities and common stockholders’ investment	$597,658	$491,967

          The results for the three months ended December 31, 2006 include an increase in sales of $33.5 million or 19.5% as compared to the three months ended December 31, 2005. New machine sales were $74.0 million, an increase of $20.6 million or 38.6% from $53.4 million for the three months ended December 31, 2005, and aftermarket parts and service sales were $131.6 million, an increase of $12.9 million or 10.8% from $118.7 million for the three months ended December 31, 2005. The results for the twelve months ended December 31, 2006 include an increase in sales of $163.0 million or 28.3% as compared to the twelve months ended December 31, 2005. New machine sales were $255.7 million, an increase of $75.1 million or 41.6% from $180.6 million for the twelve months ended December 31, 2005, and aftermarket parts and service sales were $482.3 million, an increase of $87.9 million or 22.3% from $394.4 million for the twelve months ended December 31, 2005. The overall increase in the Company’s sales highlights the ongoing global demand for its products and services. The increase in new machine sales for the three and twelve month periods ended December 31, 2006 when compared to the comparable periods in 2005 reflects the sustained demand for commodities that are surface mined by the Company’s machines. Aftermarket sales also remain strong as customers continue the trend of utilizing Company parts and services in a broader range of applications on their installed fleet of machines which are operating at very high utilization levels. The Company achieved operating earnings of $26.3 million for the three months ended December 31, 2006 and $101.2 million for the twelve months ended December 31, 2006. Operating earnings for the three and twelve month periods ended December 31, 2006 increased from the comparable periods in 2005 primarily due to increased gross profit resulting from increased sales volume.

          Income tax expense for the fourth quarter of 2006 was $7.0 million compared to an income tax benefit of $1.0 million for the fourth quarter of 2005. Income tax expense for the twelve months ended December 2006 was $26.9 million compared to $15.4 million for 2005. The fourth quarter of 2006 includes a favorable rate benefit resulting from the U.S. and foreign earnings mix. The fourth quarter of 2005 benefit consisted of $1.8 million of foreign tax expense related to a foreign dividend distribution and the recognition of an income tax benefit of approximately $8.8 million related to foreign tax credits. In 2005, the Company began to quantify the amount of previously unclaimed foreign tax credits which the Company can now utilize in part by amending historical income tax returns. In 2006, the Company completed this evaluation and income tax expense for the twelve months ended December 31, 2006 was reduced by a net income tax benefit of approximately $4.3 million, $3.7 of which was recorded in the second quarter of 2006.

          As of December 31, 2006, the Company’s total backlog was $894.7 million, $593.8 million of which was expected to be recognized within twelve months of such date. This represents a 35.8% and 43.7% increase from the December 31, 2005 total backlog of $658.6 million and twelve months backlog of $413.1 million, respectively. The increase from December 31, 2005 was primarily due to an increase in new machine orders, which totaled $187.2 million and $486.9 million for the three and twelve months ended December 31, 2006, respectively. Inquiries for the Company’s machines remain at a high level.

          As of December 31, 2006, the Company had aggregate outstanding indebtedness of $82.6 million compared with $68.3 million at December 31, 2005. The Company had borrowings of $78.8 million under its revolving credit facility as of December 31, 2006 and cash and cash equivalents were $9.6 million as of that date. Capital expenditures for the twelve months ended December 31, 2006 were $74.4 million, which included $56.2 million related to the Company’s expansion program discussed below. The remaining capital expenditures consisted primarily of production machinery at the Company’s main manufacturing facility.

          The Company continues to proceed with a multi-phase expansion program at its South Milwaukee facility. The first phase of the expansion provided 110,000 square feet of new space north of Rawson Avenue for welding and machining of large electric rope mining shovel components and was substantially complete at the end of the third quarter of 2006. The second phase will expand the Company’s new facility north of Rawson Avenue to over 350,000 square feet of welding, machining and outdoor hard-goods storage space. Construction is expected to be completed in April 2007. The aggregate cost of phase one and two of the expansion project is expected to be approximately $54 million.

          The third phase of the expansion project was approved in support of Bucyrus’ ongoing efforts to meet the continued growth of demand for its machines and their components. Phase three will include the renovation of manufacturing buildings and offices at the Company’s existing facilities south of Rawson Avenue. Its focus is on modernizing and improving manufacturing and administrative efficiencies and includes renovation as well as expansion of existing buildings and the addition of new machine tools. The steps for accomplishing phase three are scheduled to maximize manufacturing throughput during the renovation and construction processes. Phase three construction is scheduled to be completed by the first quarter of 2008 and is expected to cost approximately $58 million.

          In addition, the Company continues to lease a facility in Milwaukee, Wisconsin, which has approximately 94,250 square feet of floor space and approximately 130,740 square feet of yard space. This facility is being used for the expansion of the Company’s welding operations.

          The Company previously announced on December 17, 2006 that it has signed a Definitive Agreement to acquire DBT GmbH, a subsidiary of RAG Coal International AG (RAG). The closing of the transaction is subject to various closing conditions. At this time, the Company and RAG are reviewing the status of these closing conditions.

          On February 15, 2007, the Company’s Board of Directors declared a cash dividend of $.05 per share on Bucyrus’ Class A common stock, which is to be paid on March 19, 2007 to stockholders of record on March 1, 2007.

          Bucyrus will be holding a telephone conference call pertaining to this news release at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Friday, February 16, 2007. Interested parties should call 866.510.0705 (617.597.5363 for international callers), participant passcode 11387595. A replay of the call will be available until March 2, 2007 at 888.286.8010 (617.801.6888 internationally), passcode 37329694.

          Bucyrus is one of the world’s leading manufacturers of large-scale excavation equipment used in surface mining. Bucyrus machines are used throughout the world by customers mining copper, coal, oil sands, iron ore and other minerals. An important part of Bucyrus’ business consists of aftermarket sales in support of its large installed base (almost $12.6 billion based on estimated replacement value) of machines which have service lives from fifteen to forty years.

          This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in the forward-looking statements as a result of various factors, some of which are unknown. The factors that could cause actual results to differ materially from those anticipated in such forward-looking statements and could adversely affect the Company’s actual results of operations and financial condition include, without limitation:

•	Disruption of plant operations due to equipment failures, natural disasters or other reasons;

•	the Company’s ability to attract and retain skilled labor;

•	the Company’s production capacity;

•	the Company’s ability to purchase component parts or raw materials from key suppliers at acceptable prices;

•

the cyclical nature of the sale of new machines due to fluctuations in market prices for copper, coal, oil, iron ore and other minerals, changes in general economic conditions, interest rates, customers’ replacement or repair cycles, consolidation in the mining industry and competitive pressures;

•	the loss of key customers or key members of management;

•	the risks and uncertainties of doing business in foreign countries, including emerging markets, and foreign currency risks;

•	the Company’s ability to continue to offer products containing innovative technology that meets the needs of its customers;

•	costs and risks associated with regulatory compliance and changing regulations affecting the mining industry and/or electric utilities;

•	product liability, environmental and other potential litigation;

•	work stoppages at the Company, its customers, suppliers or providers of transportation;

•	the Company’s ability to satisfy under-funded pension obligations;

•

the Company’s ability to complete the acquisition of DBT on the terms and conditions and/or timetable previously announced, to integrate the operations of DBT and to realize expected synergies and expected levels of sales and profit from this acquisition;

•	potential risks and liabilities of DBT unknown to the Company; and

•	the Company’s leverage and debt service obligations.

The foregoing factors do not constitute an exhaustive list of factors that could cause actual results to differ materially from those anticipated in forward-looking statements, and should be read in conjunction with the other cautionary statements and risk factors included in the Company’s 2005 Annual Report to Shareholders and Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2006 and other cautionary statements described in the Company’s subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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